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                                                                   EXHIBIT 10.11

                                 PROMISSORY NOTE



$100,000                                                           July 26, 1996



         FOR VALUE RECEIVED, the undersigned (the "Maker") promises to pay to the order of Integrated Physician Networks, Inc. (the "Holder"), at Scottsdale, Arizona, or a such other place as the Holder may from time to time designate, the principal sum of One Hundred Thousand dollars ($100,000) in lawful money of the United States of America payable in full on or before March 15, 2001.

         The entire principal balance or any portion thereof may be prepaid at any time, without penalty, at the election of the Maker. All prepayments will be first applied to unpaid interest. The note will accrue interest at the rate of eight percent (8%) per annum on the unpaid principal balance. Interest is due and payable in full on or before March 15, 2001. Should default be made on the making of the payment of this Note when due, notice and demand is hereby waived and the principal balance then remaining unpaid shall bear interest at the rate of EIGHTEEN PERCENT (18%) per annum.

         Every person now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness here by evidenced, for such person and for the heirs, legal representatives, successors and assigns of such person expressly waives presentment for payment, notice of dishonor, protest, notice of protest and diligence in collection and assents that the time of the payment of this NOTE, or any part thereof, may be extended without in anywise modifying, altering, releasing, affective or limiting his or her or its liability.

         In the event it should become necessary to employ legal counsel to collect this obligation, Maker also agrees to pay a reasonable attorney's fee for the services of such counsel whether suit be brought or not.

/s/ John W. Benson
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Maker